Exhibit 107

Calculation of Filing Fee Table

Form S-1
(Form Type)

Molekule Group, Inc.
(Exact name of Registrant as Specified in its Charter)

Table 1—Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered(1)	Proposed Maximum Offering Price per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee

Newly Registered Securities
Equity	Non-transferrable rights to purchase units (“Units”)(2)(3)	—	—	—	—	—	—
Equity	Units consisting of shares of the Registrant’s common stock, $0.01 par value per share (“Common Stock”) and warrants to purchase shares of Common Stock	457(o)(4)	—	—	$10,000,000	$110.20 per $1,000,000	$1,102
Equity	Common Stock included as part of the Units	—	—	—	—	—	—
Equity	Warrants to purchase Common Stock included as part of the Units(3)	—	—	—	—	—	—
Equity	Common Stock issuable upon exercise of the Warrants	457(o)(4)	—	—	$11,500,000	$110.20 per $1,000,000	$1,268
Total Offering Amounts					$21,500,000		$2,370
Total Fee Offsets							—
Net Fee Due							$2,370

(1)	Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement also covers such additional shares of the common stock of the registrant, par value $0.01 per share (the “Common Stock”), as may be issued to prevent dilution from stock splits, stock dividends and similar transactions.

(2)	Non-transferable rights to purchase Units are being issued without consideration on a pro rata basis to holders of the Registrant’s Common Stock and the holder of a pre-funded warrant to purchase common stock issued by the Registrant in May 2023.

(3)	Pursuant to Rule 457(g) under the Securities Act, no separate registration fee is required because these securities are being registered in the same registration statement as the underlying securities of the Registrant.

(4)	Estimated pursuant to Rule 457(o) under the Securities Act solely for the purpose of calculating the registration fee based on an estimate of the proposed maximum aggregate offering price.